Exhibit 10.3

Chiasma, Inc.

140 Kendrick Street

Building C East

Needham, MA 02494

February 14, 2020

William Ludlam

Re: Amendment to Amended and Restated Executive Employment Letter

Dear Bill:

This Amendment (the “Amendment”) to the Amended and Restated Executive Employment Letter dated February 23, 2018 (the “Agreement”) confirms the amended terms and conditions of your employment with Chiasma, Inc. (the “Company”) effective February 14, 2020. Except as expressly amended herein, the Agreement remains in full effect. Your Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement with the Company dated May 8, 2015 is unaltered and unamended by this Amendment and remains in full effect.

Section 8(e) of the Agreement is hereby amended by:

1.

Adding, after the phrase “the year in which the Change in Control occurs,” the words “(b-i) your accrued bonus (if any) with respect to the calendar year in which the Date of Termination occurs, subject to the Board’s assessment of applicable bonus criteria and prorated from the beginning of such year to the Date of Termination”;

2.	Adding, after the words “(a) and (b),” the words “and (b-i)”

3.	Replacing the two instances of the words “six (6)” with the words “twelve (12)” ; and

4.	Replacing the words “one-half (1/2) of” with “one times”

This Amendment constitutes the complete agreement between you and the Company with respect to the subject matter herein and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company with respect to the subject matter herein.

Please acknowledge, by signing below, that you have accepted this Amendment.

Very Truly Yours,

/s/ Raj Kannan
Raj Kannan Chief Executive Officer Chiasma, Inc.

I have read and accept this Amendment:

/s/ William Ludlam	02/14/2020
William Ludlam	Date